EXHIBIT 10.3

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”), effective as of March 28, 2002 (the “Effective Date”), is made by and between Maxygen, Inc., a Delaware corporation (“MUS”), and Codexis, Inc., a Delaware corporation (“Codexis”).

BACKGROUND

A. MUS owns and/or controls certain intellectual property, tangible property and technology potentially useful for discovery, research, development and commercialization of Products (as defined herein) for use in the Codexis Field (as defined herein); and

B. Codexis desires to obtain the right to use such intellectual property, tangible property and technology of MUS in connection with its discovery, research, development and commercialization of Products (as defined herein) in the Codexis Field; and

C. MUS is willing to grant to Codexis, and Codexis is willing to accept, such rights, subject to the terms and conditions set forth in this Agreement; and

D. MUS and Codexis have entered into a Services Agreement, a Patent Assignment Agreement, a Trademark Assignment Agreement and a Stock Issuance and Asset Contribution Agreement, of even date herewith.

NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS. The terms defined in this Article 1 shall have the meanings set forth below for purposes of this Agreement:

1.1 “Affiliate” shall mean a corporation or other entity that is directly or indirectly controlling, controlled by or under common control with another entity. For the purposes of this definition, “control” shall mean the direct or indirect ownership of fifty percent (50%) or more of the outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) of such corporation or other entity; provided, such corporation or other entity shall be deemed to be an Affiliate only so long as such ownership or control exists.

1.2 “Agrochemical” means any chemical intended for plant protection or plant growth applications (e.g., any insecticide, nematicide, insect growth regulator, plant growth regulator, fertilizer or herbicide).

1.3 “Assignment Agreement” shall mean that certain Patent Assignment Agreement between MUS and Codexis entered of even date herewith.

1.4 “Assigned Patents” shall mean (a) the Patent Applications and Patents assigned to Codexis pursuant to the Assignment Agreement; and (b) those Patent

Applications and Patents owned by Third Parties, to which MUS obtained license rights for use inside and outside the Codexis Field pursuant to an agreement entered by MUS with a Third Party, which agreement was assigned by MUS to Codexis in connection with the establishment of Codexis, Inc.

1.5 “Biocatalyst” shall mean a whole cell (live or dead) of a Microbe or Type II Plant which has been modified using Enabling Technology (whether by Gene Expression Manipulation and/or Metabolic Pathway Manipulation and/or Strain Improvement or otherwise) that can perform enzymatic catalysis of a particular chemical reaction.

1.6 “Basic Chemical” shall mean a chemical having a molecular weight of less than [*] which is suitable for use as a feedstock for multiple chemical reactions. By way of illustration and without limitation, a chemical monomer or oligomer suitable for polymerization, or a carbohydrate intended for use as a carbon source in fermentation, would each be a Basic Chemical, if the applicable molecule had a molecular weight of less than [*].

1.7 “Biocatalyst Commercialization” shall mean (i) the preparation, screening and commercial use of Biocatalysts for the purpose of allowing the selection and commercialization of Biocatalysts solely for use for Bulk Production, and (ii) the manufacture and commercial sale of Biocatalysts solely for use for Bulk Production.

1.8 “Building Block” shall mean any non-polypeptide chemical (optionally containing one or more chiral centers), having a molecular weight of more than [*] and less than [*], that (a) is not a Basic Chemical or a Functional Compound, and (b) is intended for addition to one or more Templates to make a Functional Compound.

1.9 “Building Block Development” shall mean the development of one or more Building Blocks for use in Template Decoration.

1.10 “Bulk Production” shall mean production by Codexis via enzymatic catalysis (using an Enzyme Product or a Biocatalyst) or fermentation of:

(a) any Enzyme Product or Biocatalyst for sale to a Third Party (other than an Affiliate of Codexis) for manufacture of Catalysis Products, or

(b) any Catalysis Product or Fermentation Product for sale to a Third Party (other than an Affiliate of Codexis) for further processing or formulation, or

(c) any Catalysis Product or Fermentation Product which will be formulated by Codexis for sale to a Third Party, which Product contains one or more Functional Compounds approved by a Regulatory Authority for human or veterinary pharmaceutical use, where such Functional Compound(s) (i) is (are) no longer covered by issued patents in the country where such production will occur, or (ii) is (are) covered by issued patents owned or Controlled by a Third Party (other than an Affiliate of Codexis) that has contracted to have Codexis formulate such Product on behalf of such Third Party.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.11 “Catalysis Product” shall mean a Template, Building Block, Functional Compound and/or Intermediate that, in each case, is produced in substantially pure, noncellular form via enzymatic catalysis using an Enzyme Product or a Biocatalyst.

1.12 “Codexis Field” shall mean:

(a) Biocatalyst Commercialization and Enzyme Commercialization, subject to the limitations set forth in Section 2.2.2 and the rights of MUS and Third Parties described in Section 2.8;

(b) Building Block Development; and

(c) Bulk Production, subject to the limitations set forth in Section 2.2.2 and the rights of MUS and Third Parties described in Section 2.8.

1.13 “Confidential Information” shall mean (i) any proprietary or confidential information or material in tangible form disclosed by one Party to the other that is marked as “Confidential” or with some similar marking or legend reasonably indicating its confidential nature at the time it is delivered to the receiving Party, or (ii) proprietary or confidential information disclosed orally or in other intangible form by one Party to the other hereunder that is identified as confidential or proprietary when disclosed. Confidential Information may include information of Third Parties.

1.14 “Control” or “Controlled” shall mean possession of the ability to grant the licenses or sublicenses as provided for herein, or to transfer Materials as provided for herein, without (i) violating the terms of any agreement or other arrangement with any Third Party, and/or (ii) incurring a contractual payment obligation to a Third Party for the grant or practice of such license or sublicense, as the case may be, provided, if such a contractual payment obligation would be due to a Third Party for the grant or practice of such a sublicense to the applicable intellectual property or materials, such intellectual property and Materials shall also be deemed to fall within the scope of this definition, if Codexis or MUS, as the case may be, agrees in writing pursuant to Section 2.1.4(b) to be responsible for any and all payments due to the licensor of such intellectual property or Materials for the grant or practice of such sublicense.

1.15 “Detection and Research Reagent Field” shall mean the field set forth on Exhibit A hereto.

1.16 “Discovery” means the generation, identification and/or assessment of any potential human or veterinary therapeutic or prophylactic or Agrochemical, and/or modification of a potential human or veterinary therapeutic or prophylactic or Agrochemical to improve its suitability for such use.

1.17 “Enabling Technology” shall mean all Patent Applications and Patents Controlled by MUS on or before the Separation Event relating to (i) methods of generating genetic diversity (including, without limitation, DNA Shuffling with tangible materials or in silico), or the use thereof, and/or (ii) generally applicable screening techniques,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

methodologies or processes for identifying genetic variants of interest. Enabling Technology shall include MUS’ interest in Third Party Improvements, if any. A list of Patent Applications and Patents within the Enabling Technology existing as of the Effective Date is attached as Exhibit B hereto.

1.18 “Enzyme Commercialization” shall mean (i) the preparation, screening and commercial use of Enzyme Libraries for the purpose of allowing the selection and commercialization of one or more Enzyme Products solely for use for Bulk Production, and (ii) the manufacture and commercial sale of Enzyme Products solely for use for Bulk Production.

1.19 “Enzyme Library” shall mean a set of two or more variant but related enzymes (or genes encoding such enzymes), in each case, that are made using Enabling Technology.

1.20 “Enzyme Product” shall mean an enzyme selected from an Enzyme Library.

1.21 “Excluded Technology” shall mean the Patent Applications and Patents within the Enabling Technology listed on Exhibit C hereto.

1.22 “Expression Host(s)” shall mean eukaryotic and/or procaryotic and/or archaebacter cells of any type.

1.23 “Fermentation Product” shall mean any Template, Building Block, Functional Compound and/or Intermediate that is produced via fermentation of a Microbe and/or Category II Plant that has been modified with Enabling Technology (whether by Gene Expression Manipulation and/or Metabolic Pathway Manipulation and/or Strain Improvement or otherwise).

1.24 “Functional Compound” shall mean any non-polypeptide, organic chemical produced in substantially pure form, having a molecular weight of less than [*], that is not a Basic Chemical and is used (i) as an active therapeutic agent for the treatment of any human or animal disease or condition, or (ii) to improve the flavor of human food or animal feed products, or (iii) to provide or alter the fragrance of perfumes, cosmetic and skin care products, or (iv) for external application to one or more Plants as an herbicide, pesticide or growth regulator.

1.25 “Gene” shall mean a structural gene, including optionally regulatory sequences therefor, including, without limitation, promoters, enhancers and downstream regulatory elements.

1.26 “Gene Expression Manipulation” shall mean alteration of one or more Gene(s) (e.g., alteration of a sequence of a structural gene or a sequence of a Gene regulatory element, such as a promoter) to enable and/or facilitate Product development or Bulk Production.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.27 “Glaxo Agreement” shall mean the Affymax/Maxygen Technology Transfer Agreement, effective February 1, 1997, entered by and among Affymax Technologies N.V., Glaxo Group Limited and Maxygen, Inc., as modified on March 1, 1998. The Glaxo Agreement is Exhibit 10.15 to the Form S-1 effective December 15, 1999, filed by Maxygen, Inc. with the U.S. Securities and Exchange Commission.

1.28 “Government Authority” shall mean any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body.

1.29 “Improvement” shall mean any improvement of or to the Enabling Technology, which improvement is (a) conceived and reduced to practice or otherwise developed on or before the Separation Event by or on behalf of Codexis or a Third Party that has received a license to the Enabling Technology and is claimed in a published Patent Application or Patent owned or Controlled by Codexis or such Third Party, as the case may be, which Patent Application or Patent is filed on or before the third anniversary of the Separation Event, and (b) within the scope of a claim of a Patent Application or Patent within the Enabling Technology in any country, which claim is entitled to filing priority based on a Patent Application or Patent within the Enabling Technology that was filed on or before the Separation Event.

1.29.1 “Codexis Improvement” shall mean an Improvement owned or Controlled (other than through a license from MUS hereunder) by Codexis.

1.29.2 “Third Party Improvement” shall mean an Improvement owned by a Third Party and Controlled by MUS.

1.30 “Intermediate” shall mean with regard to a particular Functional Compound, a non-polypeptide, chemical produced in substantially pure form, having a molecular weight of less than [*], that is intended as and used as the chemical precursor of such Functional Compound. It is understood and agreed that Intermediate(s) shall not include chemicals having commercial utility for any purpose other than synthesis of the applicable Functional Compound (e.g., Basic Chemicals shall not be Intermediates).

1.31 “Internal Research Use” shall mean use by Codexis for internal research to assess the feasibility of producing a particular Product within the Codexis Field. It is understood and agreed that Internal Research Use does not include production of any Product for commercial sale or any other commercial use of any Product or the conduct of any Services.

1.32 “Know-How” shall mean any and all ideas, inventions, discoveries, data, information, and corresponding intellectual property rights, including, without limitation, instructions, processes, practices, methods, techniques, specifications, formulations, formulae, know-how, trade secrets, protocols, skill, experience, opinions, results of studies, technical drawings and related copyrights, bioinformatics tools (including software) and related copyrights, and biological, chemical, pharmacological, toxicological, stability, biochemical, pharmaceutical, physical and analytical, pre-clinical and clinical, safety, efficacy, manufacturing and quality control data, documentation and information, in each case, whether or not patentable,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and that are (i) not generally known or available to the public, (ii) Controlled by MUS prior to the Separation Event and (iii) reasonably related to the use of Enabling Technology and/or the Product Technology in the Codexis Field.

1.33 “Materials” shall mean any chemical or biological substances including any: (i) organic or inorganic chemical element or compound; (ii) nucleic acid; (iii) vector of any type (e.g., cosmid, plasmid, spore, phage, virus, or virus-like particle), and subunits of the foregoing; (iv) host organism, including procaryotic and/or eukaryotic cells or animals; (v) eukaryotic or prokaryotic cell line or expression system; (vi) protein, including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of any of the foregoing; (vii) genetic material, including, without limitation, any genetic nucleic acid construct, marker gene and genetic control element (e.g., promoter, termination signal), gene, genome or variant of any of the foregoing; and/or (viii) assay or reagent, in each case, which are Controlled by MUS prior to the Separation Event and reasonably related to the use of Enabling Technology and/or the Product Technology in the Codexis Field.

1.34 “Metabolic Pathway Manipulation” shall mean alteration of one or more single Genes, multiple Genes, genetic pathways and/or genomes by modification of pathway control mechanisms to enable and/or facilitate:

(a) Product development via (i) altered pathway flux or activity, and/or (ii) altered Product yield; and/or

(b) Bulk Production.

1.35 “Microbe” shall mean whole (live or dead) procaryotic organisms and/or yeasts and/or fungi (excluding those which are Type II Plants), or extracts thereof.

1.36 “Novo Agreement” shall mean the License and Commercialization Agreement effective September 17, 1997, entered by and between Maxygen, Inc. and Novo Nordisk A/S, as amended. The Novo Agreement, with the amendments thereto dated June 29, 1998, July 29, 1998 and April 12, 1999, are set forth in Exhibit 10.11 to the Form S-1 effective December 15, 1999 filed by Maxygen, Inc. with the U.S. Securities and Exchange Commission.

1.37 “Party” shall mean MUS or Codexis, individually, and “Parties” shall mean MUS and Codexis, collectively.

1.38 “Patent Applications and Patents” shall mean any and all United States provisional and/or utility patent applications, including, without limitation, all divisions, renewals, continuations in whole or in part, substitutions and patents of addition thereof, and any and all foreign counterparts of any of the foregoing, and any letters patent and/or registrations issuing on any of the foregoing (including, without limitation, all reissues, renewals, extensions, confirmations, re-registrations, re-examinations, re-validations, supplementary protection certificates and/or other governmental actions that extend the term of any such letters patent) which may be granted on any of the foregoing in the United States and/or other any countries or multinational jurisdictions of the world.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.39 “Plant(s)” shall mean whole Plants, Plant seeds, Plant parts, Plant cells and/or Plant cell cultures derived from Category I Plants and/or Category II Plants.

1.39.1 “Category I Plants” shall mean:

(a) land plants, including nonseed plants (Bryophytes, Tracheophytes) such as liverworts, mosses, ferns, and seed plants, such as gymnosperms and angiosperms (monocot and dicots); and/or

(b) non-land plants, including the Prasinophytes, Chlorophyceae, Trebouxiouphyceae, Ulvophyceae, Chlorokybales, Streptophyta, Klebsormidiales, Zygnematales, Charales, Coleochaetales and Embryophytes.

1.39.2 “Category II Plants” shall mean:

(a) mushrooms (Basidiomycetes); and/or

(b) photosynthetic bacteria, including, but not limited to blue green algae (Cyanobacteria); and/or

(c) eukaryotic photosynthetic algae and microalgea including, but not limited to green algae (Chlorophytes and Euglenophytes), yellow algae (Cyanophytes), brown algae (Phaeophytes, Xanthophytes, Eustigmatophytes and Raphidophytes) and red algae (Rhodophytes); and/or

(d) microalgae, including but not limited to diatoms (Chrysophytes and Pyrrophytes).

1.40 “Product” shall mean any Catalysis Product, Enzyme Product, Biocatalyst or Fermentation Product that:

(a) is made or developed with the use of Enabling Technology, whether by Gene Expression Manipulation and/or Metabolic Pathway Manipulation and/or Strain Improvement or otherwise (e.g., incorporates any variant gene made with Enabling Technology, and/or any protein or peptide expressed therefrom), and/or

(b) is developed with the use of Product Technology, or incorporates, or is made using, or is substantially derived from, Product Technology.

1.41 “Product Technology” shall mean the Patent Applications and Patents Controlled by MUS on or before the Separation Event that are necessary or useful for use in the Codexis Field, that are not included in Enabling Technology. A list of the Patent Applications and Patents within the Product Technology existing as of the Effective Date is attached as Exhibit D hereto.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.42 “Prosecution Costs” shall mean all costs (including, without limitation, filing fees and annuities, and attorney, agent and/or expert fees) incurred by MUS in connection with the (a) preparation, filing, prosecution (including, without limitation, any appeal) and/or maintenance of any Patent Application or Patent within the Enabling Technology or the Product Technology in any country or multinational jurisdiction of the world, or (b) conduct of any interference, opposition, re-examination, reissue or similar proceedings with respect to any Patent Application or Patent within the Enabling Technology or the Product Technology in any country or multinational jurisdiction of the world.

1.43 “Regulatory Agency” shall mean the FDA, the Committee on Proprietary Medicinal Products (“CPMP”) of the European Medicines Evaluation Agency, and other Governmental Authority having similar jurisdiction over the development, manufacturing, and marketing of human or veterinary pharmaceuticals and/or food or feed ingredients or products.

1.44 “Separation Event” shall mean the first date that the combined ownership of Codexis’ outstanding shares by MUS and its Affiliates falls below fifty percent (50%) of the voting power entitled to vote in the election of Codexis’ directors.

1.45 “Service” shall mean any activity conducted by Codexis on behalf of a Third Party in which Enabling Technology and/or Product Technology is used to discover, research or develop or produce any Product(s).

1.46 “Shuffling” shall mean the recombination and/or rearrangement and/or mutation of genetic material for the creation of genetic diversity.

1.47 “Stock Issuance and Asset Purchase Agreement” shall mean that certain Stock Issuance and Asset Contribution Agreement entered by MUS and Codexis of even date herewith.

1.48 “Strain Improvement” shall mean modification of a Microbe or a Category II Plant to enhance its suitability for use in Bulk Production of one or more Fermentation Products.

1.49 “Sublicensee” shall mean a Third Party to whom Codexis has granted a sublicense of its rights in Section 2.1.

1.50 “Template” shall mean the minimally active, non-polypeptide chemical structure (e.g., a pharmacophore) having a molecular weight of less than [*], that is common to a family of chemical structures, and (a) is known to possess measurable specific bioactivity (e.g., biostimulatory, bioinhibitory, receptor binding, enzyme substrate, channel blocking or similar activities) in a particular in vitro or in vivo disease model system, and (b) is useful as an Intermediate.

1.51 “Template Decoration” shall mean modification of a Template by a Third Party (other than an Affiliate of Codexis) by attaching, via one or more chemical and/or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

enzymatic steps, one or more Building Blocks to generate an organic chemical product (including, without limitation, a Product or a Functional Compound) having a molecular weight of less than [*].

1.52 “Third Party” means any person or entity other than MUS or Codexis (or their successors in interest).

1.53 “Third Party Agreement” shall mean any agreement that was entered or is entered by MUS with a Third Party prior to the Separation Event (excluding those agreements assigned to Codexis pursuant to the Stock and Asset Purchase Agreement), pursuant to which MUS obtained or obtains a license, with the right to sublicense, of Patent Applications and/or Patents within the Enabling Technology useful in the Codexis Field.

2. LICENSE GRANTS TO CODEXIS

2.1 Grants.

2.1.1 Licenses. Subject to the terms and conditions herein, including without limitation Sections 2.2, 2.4, 2.6, 2.7 and 2.8, MUS hereby grants to Codexis, and Codexis hereby accepts, irrevocable (except as, provided in Sections 9.4.1, 12.2, 12.3 and 12.4), worldwide, royalty-free (subject to Section 2.1.5(b)) licenses, as follows:

(a) with respect to the Enabling Technology and related Know-How:

(i) an exclusive license in Microbes to develop, make, have made, use, import, have imported, offer for sale, sell or otherwise commercialize or distribute Products and corresponding Services in the Codexis Field; and

(ii) a non-exclusive license in Category II Plants to develop, make, have made, use, import, have imported, offer for sale, sell or otherwise commercialize or distribute Products and Services in the Codexis Field; and

(b) with respect to the Enabling Technology and related Know-How, a non-exclusive license to develop, make and use Expression Hosts for Internal Research Use; and

(c) with respect to the Product Technology and related Know-How, an exclusive license to develop, make, have made, use, import, have imported, offer for sale, sell or otherwise commercialize or distribute Products and corresponding Services in the Codexis Field.

2.1.2 Bailment. MUS hereby grants to Codexis, and Codexis hereby accepts, a bailment to non-exclusively use the Materials provided by MUS to Codexis to practice the licenses granted in Section 2.1.1.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.1.3 Further License Grants. In addition to the licenses granted in Section 2.1.1 above, at such time, if any, that MUS assigns to Codexis the Subject Agreements (as defined below), then, subject to the terms and conditions of this Agreement, MUS shall concurrently grant to Codexis, licenses under the Enabling Technology and related Know-How, and Product Technology and related Know-How, to the extent necessary for Codexis to allow it to perform its contractual obligations existing as of the date of assignment with regard to such Subject Agreements, for the sole purpose of allowing Codexis to perform such contractual obligations under such agreements. For purposes of this Section 2.1.3, the “Subject Agreements” shall mean (i) the Novo Agreement; (ii) the Collaborative Research and Development Agreement entered by Maxygen, Inc. and Technological Resources Pty Limited effective January 19, 2000, (iii) the Research Agreement entered by Maxygen, Inc. and Chevron U.S.A, Inc. effective October 11, 2000, (iv) the Collaborative Agreement entered by Maxygen, Inc. and Hercules Incorporated effective October 31, 2000; (v) the Collaboration Agreement entered by Maxygen, Inc. and Cargill-Dow L.L.C., effective March 19, 2002; (vi) the Research Agreement entered by Maxygen, Inc. and Pfizer, Inc., effective September 13, 2000, as amended prior to the Effective Date of this Agreement; and (vii) the Agreement entered by Maxygen, Inc. and Gist-Brocades B.V., effective March 15, 1999, as amended prior to the Effective Date of this Agreement.

2.1.4 Know-How. All Know-How licensed to Codexis hereunder shall be treated as Confidential Information of MUS subject to Article 6 below.

2.1.5 Third Party Agreements.

(a) Codexis acknowledges that certain Patent Applications and Patents within the Enabling Technology have been or may be licensed to MUS pursuant to the Third Party Agreement(s), and that the sublicenses granted by MUS to Codexis with respect thereto are subordinate to the terms of any such Third Party Agreement. Codexis further acknowledges that any breach of such terms by Codexis or its Sublicensees may result in damage to MUS and/or other sublicensees of the subject Enabling Technology, which may include, without limitation, loss of license rights to such Enabling Technology and/or monetary damages, and agrees to act reasonably to avoid any breach of such terms.

(b) Codexis further acknowledges that, with respect to Patent Applications and Patents licensed to MUS pursuant to a Third Party Agreement, the sublicense by MUS to Codexis may result in payment obligations to the Third Party for the grant and/or practice of such sublicense to Codexis, and agrees that Codexis shall only receive such a sublicense if it agrees in writing, in a form reasonably acceptable to MUS, to pay any such amounts due for the grant of a sublicense to Codexis or practice of such a sublicense by Codexis or its Sublicensees (which payments, may include milestone payments and/or royalties on product sales), and to otherwise comply with the terms of such Third Party Agreement.

(c) MUS shall promptly notify Codexis of the terms of any such Third Party Agreement as they relate to the licenses granted hereunder to Codexis.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2 Limitations on Licenses.

2.2.1 Limited MUS Rights. It is understood and agreed that with respect to any aspect of the Enabling Technology or Product Technology, as the case may be, for which MUS has less than fully exclusive, worldwide rights (i.e., co-exclusive, non-exclusive, limited territorial or otherwise restricted rights) for use in the Codexis Field, the licenses provided in Section 2.1 shall be limited to those rights that MUS Controls and has the right to sublicense to Codexis in the Codexis Field.

2.2.2 No License Rights. Notwithstanding Section 2.1, it is understood and agreed that no license or right is granted with regard to the Enabling Technology or Product Technology, and/or related Know-How and Materials:

(a) to develop, make, have made, use, import, have imported, offer for sale or otherwise commercialize or distribute Products (or Services using such Products):

(i) that are made in Category I Plants; or

(ii) that are intended to enable or facilitate the performance of any method within the Enabling Technology by a Third Party (other than a Sublicensee), whether in the form of an instrument, a kit, or set of materials or reagents, or instruction set, protocol or software, computer program or any other form; or

(b) to make, have made, use, promote, market, distribute and/or

(i) Licensed Products (as defined in the Novo Agreement) within the exclusive licenses granted to Novo Nordisk for use in the Novo Nordisk Field (as defined in the Novo Agreement); or

(ii) any products (including, without limitation, any Products) intended for use in the Detection and Research Reagent Field; or

(c) to conduct ab initio drug Discovery (i.e., discovery or development of novel pharmaceutical products) or otherwise identify or develop potential human or veterinary therapeutic or prophylactic products (e.g., small molecules, proteins (including, without limitation, enzymes) or vaccines); or

(d) to make, have made, sell, distribute and/or otherwise commercialize analogs of any Functional Compound for use in the Discovery of pharmaceutical and/or Agrochemical products; or

(e) to make, have made, sell, distribute and/or otherwise commercialize any organic chemical (including, without limitation, any Product or Functional Compound) or set of organic chemicals to which one or more Building Blocks have been added, in each case, for use in the Discovery of pharmaceutical and/or Agrochemical products; or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f) to make, have made, use or distribute (by sale, license, lease, placement or otherwise) variant nucleic acids or proteins made with the use of Enabling Technology for: (i) the discovery or identification of the properties of such nucleic acids or proteins (except Enzyme Products and corresponding DNA), (ii) the discovery of ligands, agonists or antagonists of ligands to any such nucleic acids or proteins, (iii) to discover or develop or modify substances for use to cure, treat, prevent or modulate any human or veterinary or plant disease or condition or for production, purification, or formulation of pharmaceuticals, vaccines and/or Agrochemicals, and/or (iv) any use outside the Codexis Field; or

(g) to make, have made, use or distribute (by sale, license, lease, placement or otherwise) of any variant nucleic acids or proteins made with the use of Enabling Technology (except Enzyme Products and corresponding DNA) for the comparative evaluation of the properties of such nucleic acids or proteins or the elucidation of structure-function relationships with respect thereto; or

(h) to make, have made, use or distribute (by sale, license, lease, placement or otherwise) of any variant nucleic acids or proteins made with the use of Enabling Technology (except Enzyme Products and corresponding DNA) for the discovery of ligands, agonists or antagonists of ligands to any such variant nucleic acids or proteins made with the use of Enabling Technology or the elucidation of related structure-function relationships, in each case, to facilitate discovery of pharmaceuticals, vaccines and/or Agrochemicals.

It is understood and agreed that the license granted Codexis herein shall not include any right or license to use Enabling Technology or Product Technology or related Know-How or Materials to modify any Template, Functional Compound or other compound for discovery by Codexis or any Sublicensee of novel pharmaceutical and/or Agrochemical products.

2.2.3 Acknowledgement. Codexis acknowledges and agrees that MUS shall have the right, without violating any term of this Agreement, to grant to Third Parties, including without limitation Affiliates of MUS, licenses under the Enabling Technology, to develop, make, have made, use, import, have imported, and offer for sale Products (and/or Services) for use in fields outside the Codexis Field.

2.3 Right to Sublicense. Codexis (or its successor) may grant sublicenses to the Enabling Technology, Product Technology and related Know-How to such Third Parties as it deems appropriate, but such sublicenses may only grant rights to practice in the Codexis Field; provided, Codexis may not sublicense the rights granted in Section 2.1.1(b) except in connection with a grant of a sublicense of the rights granted it in Section 2.1.1(a). Codexis (or its successor) may grant licenses to the Assigned Patents as it deems appropriate.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.4 Continued License Rights. Upon the occurrence of the Separation Event:

(a) all licenses granted under this Agreement in effect as of the Separation Event shall remain in effect, subject to the terms and conditions of this Agreement; and

(b) Codexis shall not receive additional license rights to Patent Applications and Patents within Enabling Technology or Product Technology conceived and reduced to practice or otherwise developed after the Separation Event, except with respect to claims of Patent Applications or Patents within the Enabling Technology or Product Technology (as the case may be) for which MUS is entitled to claim filing priority .based on another Patent Application or Patent within the Enabling Technology filed on or before the Separation Event. By way of illustration and without limitation, Codexis would be entitled to license rights to a divisional Patent Application (filed after the Separation Event) of a Patent Application within the Enabling Technology filed prior to the Separation Event, but would not have license rights to those claims of a continuation-in-part Patent Application (filed after the Separation Event) of a Patent Application or Patent within the Enabling Technology filed on or before the Separation Event, which claims relate to subject matter conceived and reduced to practice or otherwise developed after the Separation Event.

2.5 Grantback License to Improvements. Codexis shall grant and hereby grants to MUS a non-exclusive, irrevocable, royalty-free, worldwide license, with the right to grant and authorize sublicenses, with respect to all Codexis Improvements for use outside the Codexis Field. With respect to any and all sublicenses granted by Codexis to Enabling Technology or related Know-How on or before the third anniversary of the Separation Event, Codexis shall use reasonable efforts to retain Control of Improvements made by any such Sublicensee sufficient to convey a license as described in the preceding sentence to MUS. Any and all Codexis Improvements may be sublicensed by MUS, in MUS’ sole discretion, for use outside the Codexis Field.

2.6 Prohibition on Transfer. Prior to the Separation Event, neither this Agreement nor the licenses granted to Codexis in Section 2.1 may be assigned by merger, operation of law or otherwise, without the prior express written consent of MUS, which MUS may grant or refuse to grant in its sole discretion.

2.7 Retained Rights.

2.7.1 MUS. Notwithstanding the license grants in Section 2.1, the Parties agree that:

(a) MUS and its wholly-owned Affiliates shall until the Separation Event, retain the right to conduct research with the Enabling Technology and related Know-How in the Codexis Field for the purpose of (i) improving and expanding Enabling Technology, and/or (ii) exploring applications of the Enabling Technology for areas outside the Codexis Field; provided, MUS and its wholly-owned Affiliates shall not use the Enabling Technology for the primary intended purpose of developing any Products or Services for use in the Codexis Field, on its own behalf or on behalf of any Third Party.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) At all times during and after this Agreement, nothing herein shall restrict, or be construed to restrict, MUS’ right to practice and grant licenses to practice the Enabling Technology and Product Technology and/or use related Know-How, outside the Codexis Field. It is understood and agreed that, at all times, MUS shall retain (i) the right (sublicensable to its Affiliates) to internally use the Enabling Technology, Product Technology and related Know-How to discover, develop and commercialize novel pharmaceutical and/or agrochemical products by any means, which may include, without limitation, the development of Building Blocks, the addition of Building Blocks to Templates and/or analoging of Functional Compounds, and (ii) the sublicensable right to make and/or have made, use, import, have imported, offer for sale and/or sell any such products.

2.7.2 Codexis. Except as expressly set forth in this Agreement, nothing herein shall limit the ability of Codexis to use any other intellectual property, tangible property or technology developed by it or acquired by it (by license, acquisition or otherwise) for any purpose, in or outside the Codexis Field.

2.8 Third Party Rights. Codexis hereby acknowledges that MUS has informed Codexis prior to the Effective Date that:

2.8.1 In connection with the initial establishment of MUS, in the–Glaxo Agreement MUS has granted perpetual, worldwide, non-exclusive licenses to certain entities associated with Glaxo Wellcome to use certain Enabling Technology for internal research purposes only (the “Glaxo Rights”), and Codexis hereby agrees that the rights and licenses granted Codexis in Section 2.1 are subject to the Glaxo Rights.

2.8.2 Prior to the Effective Date, MUS has granted to Third Parties licenses to certain Enabling Technology and related Know-How in fields outside the Codexis Field, and that after the Effective Date, MUS may grant licenses under the Enabling Technology and related Know-How to other Third Parties (including, without limitation, other Affiliates of MUS) for use outside the Codexis Field.

2.8.3 Novo Nordisk has granted to MUS a co-exclusive, worldwide license to certain Patent Applications and Patents within the Enabling Technology to make, have made and use products (including, without limitation, Products) for the development and commercialization of products for the cure, treatment, mitigation and prevention of human or animal diseases.

2.8.4 MUS has granted to Novo Nordisk in the Novo Agreement exclusive rights to use Enabling Technology to make or have made Licensed Products for use in the Novo Nordisk Field and the Preferred Areas (as such terms are defined in the Novo Agreement).

2.8.5 MUS intends to use Enabling Technology itself and/or to grant to one or more other Third Parties rights to use Enabling Technology to discover novel pharmaceutical and/or Agrochemical products, and to develop, make, have made, use and commercialize such products.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.9 Delivery. Promptly following the Effective Date, at Codexis’ written request, MUS shall, to the extent that these are in MUS’ possession and MUS Controls the same, deliver to Codexis (a) documents (in electronic or hard copy format) embodying Know-How, as agreed by the Parties, and (b) samples of any Materials necessary to allow Codexis to establish initial stocks of the same, provided, in each case, MUS shall have no on-going obligation to deliver further Know-How or Materials, unless otherwise agreed in writing by the Parties.

2.10 Improvements. Until the third anniversary of the Separation Event, Codexis and MUS shall each annually notify the other of any Patent Applications or Patents claiming one or more Improvements which such Party owns or Controls, and provide to the other Party copies of any of the foregoing which have not been previously provided to such other Party.

2.11 No Implied Rights. No rights, options or licenses with respect to any intellectual property owned by Maxygen or Codexis are granted or will be deemed granted under this Agreement or in connection with it, other than those rights expressly granted in this Agreement.

2.12 U.S. Rights. Codexis acknowledges that certain of the inventions claimed in the Patent Applications and Patents within the Enabling Technology and/or the Product Technology have been made with funds provided by the U.S. Government, and that with respect thereto the U.S. government retains a non-exclusive license as set forth in 35 U.S.C. §202. At Codexis’ written request, MUS will provide to Codexis a list of the Patent Applications and Patents that, to the best of MUS’ then-current knowledge, claim inventions made with funds provided by the U.S. Government. In addition, Codexis acknowledges that 35 U.S.C. §200 et seg. sets forth additional obligations with regard to inventions made with U.S. government funds and products based thereon, including, without limitation, a preference for manufacture in the United States pursuant to 35 U.S.C. §204.

3. ASSIGNMENT TO CODEXIS; LICENSE TO MUS

3.1 Assignment. The Parties acknowledge that MUS has assigned to Codexis certain Patent Applications and Patents in the Assignment Agreement.

3.2 License to MUS. In partial consideration for the rights granted herein, Codexis shall grant and hereby grants, and MUS hereby accepts, a non-exclusive, irrevocable (unless in the case of Patent Applications and Patents within the scope of Section 1.4(b), prohibited by the applicable Third Party Agreement), royalty-free (subject to Section 3.3) worldwide license under the Assigned Patents, with the right to grant and authorize sublicenses to licensees of the Enabling Technology and Product Technology, to develop, make, have made, use, import, have imported, offer for sale, sell or otherwise commercialize or distribute Products and Services solely outside the Codexis Field.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.3 Third Party Agreements.

3.3.1 MUS acknowledges that certain Patent Applications and Patents within the Assigned Patents have been or may be licensed to Codexis pursuant to the Third Party Agreement(s), and that the sublicenses granted by Codexis to MUS with respect thereto are subordinate to the terms of any such Third Party agreement. MUS further acknowledges that any breach of such terms by MUS or its sublicensees may result in damage to Codexis and/or other sublicensees of the subject Assigned Patents, which may include, without limitation, loss of license rights to such Assigned Patents and/or monetary damages, and agrees to act reasonably to avoid any breach of such terms.

3.3.2 MUS further acknowledges that, with respect to Patent Applications and Patents licensed to Codexis pursuant to a Third Party agreement, the sublicense by Codexis to MUS may result in payment obligations to the Third Party for the grant and/or practice of such sublicense to MUS, and agrees that MUS shall only receive such a sublicense if it agrees in writing, in a form reasonably acceptable to Codexis, to pay any such amounts due for the grant of a sublicense to MUS or practice of such a sublicense by MUS or its sublicensees (which payments, may include milestone payments and/or royalties on product sales), and to otherwise comply with the terms of such Third Party agreement.

3.3.3 Codexis shall promptly notify MUS of the terms of any such Third Party agreement as they relate to the licenses granted hereunder to MUS.

4. COVENANTS

4.1 Use Within the Codexis Field. Codexis covenants that it will not knowingly practice its licenses to the Enabling Technology and related Know-How, or its licenses to the Product Technology and related Know-How, for the purpose of developing or commercializing Products or Services for use outside the Codexis Field.

4.2 Use Outside the Codexis Field. MUS covenants that it will not knowingly use its retained rights with regard to the Enabling Technology or the Product Technology, or knowingly practice its license to Codexis Improvements (if any), for the purpose of developing or commercializing Products or Services for use in the Codexis Field; provided that such covenants shall be subject to Section 2.7.1 and further provided that such covenants shall terminate with regard to any Patent Applications and/or Patents for which Codexis’ license terminates pursuant to Sections 9.4.1, 12.2, 12.3 and/or 12.4 below.

5. CONSIDERATION. In partial consideration for the rights granted hereunder, Codexis shall issue to MUS one million (1,000,000) shares of Common Stock and six million (6,000,000) shares of Series A Preferred Stock of Codexis pursuant to the Stock Issuance and Asset Contribution Agreement by and between MUS and Codexis of even date hereof.

6. CONFIDENTIALITY

6.1 Confidential Information. Except as expressly provided herein, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, each Party shall keep completely confidential and shall not publish, permit access to or otherwise disclose

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and shall not use for any purpose except to practice the rights granted in Article 2 or as expressly permitted in this Article 6, any Confidential Information furnished to such Party by the disclosing Party hereto pursuant to this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such Confidential Information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of initial disclosure hereunder;

(b) was generally available to the public or otherwise part of the public domain at the time of its initial disclosure to the Receiving Party hereunder;

(c) became generally available to the public or otherwise part of the public domain after its disclosure hereunder and other than through any act of commission or omission of the receiving Party in breach of this Agreement;

(d) was independently developed by the receiving Party without reference to any information or materials disclosed by or on behalf of the disclosing Party, as demonstrated by contemporaneous documentation; or

(e) was subsequently disclosed to the receiving Party by a Third Party without breach of any legal obligation to the disclosing Party.

6.2 Permitted Disclosures. Each Party may disclose the other Party’s Confidential Information, to the extent such disclosure is reasonably necessary in filing or prosecuting Patent Applications within the Enabling Technology and/or Product Technology, prosecuting or defending litigation, complying with applicable laws or regulations or otherwise submitting information to tax or other Government Authorities (including, without limitation, in filings with the U.S. Food & Drug Administration, U.S. Environmental Protection Agency, U.S. Department of Agriculture and/or similar foreign regulatory entities), conducting clinical or field trials, or making a permitted sublicense or otherwise exercising its rights hereunder; provided, after the Separation Event, Codexis may not use Confidential Information received from MUS in connection with filing or prosecuting Patent Applications without MUS’ prior written consent. Each time a Party is required to disclose, or in the exercise of its rights hereunder, makes any disclosure of the other Party’s Confidential Information, other than pursuant to a confidentiality agreement with confidentiality and non-disclosure obligations at least as restrictive as those set forth in this Agreement, such Party will give reasonable advance notice to such other Party of such contemplated disclosure and, save to the extent inappropriate in the case of Patent Applications, will use reasonable efforts to secure confidential treatment of such information of the other Party prior to each such disclosure (whether through protective orders or otherwise).

6.3 Duty of Care. Each Party agrees (a) to keep in confidence and trust all of the other Party’s Confidential Information received by it, (b) not to use Confidential Information of the other Party other than as expressly permitted under the terms of this Agreement or any other agreement between the Parties, (c) to take reasonable steps to prevent unauthorized disclosure or use of the other Party’s Confidential Information, and to prevent it from falling into the public domain or the possession of unauthorized persons, and (d) to disclose

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Confidential Information only to those persons who need access to the Confidential Information for purposes of the Party carrying out its business as contemplated herein and, except as permitted under Section 6.4, only to those persons who have executed a confidentiality agreement with confidentiality and non-disclosure obligations at least as restrictive as those set forth in this Agreement that protects the other Party’s Confidential Information.

6.4 Terms. Except as expressly provided in this Agreement, each Party agrees not to disclose any terms of this Agreement to any Third Party without the written consent of the other Party; provided, disclosures may be made to: (i) its wholly-owned Affiliates; (ii) professional advisors, potential or actual, licensees or sublicensees, acquirors, acquirees or business partners, in each case, so long as they are bound by obligations requiring reasonable precautions be taken to protect the confidentiality and prevent misuse of such information; and/or (iii) the extent required to comply with applicable laws and regulations.

7. REPRESENTATIONS AND WARRANTIES

7.1 MUS. MUS represents and warrants, as of the Effective Date, that:

7.1.1 it has the right to enter this Agreement, has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and that the execution, delivery, and performance by MUS of this Agreement, except as otherwise disclosed to Codexis in writing prior to the Effective Date, will not conflict with or result in any breach of, or constitute a default under, any security agreement, commitment, contract, or other agreement, instrument or undertaking to which MUS is a party;

7.1.2 MUS owns or Controls the Enabling Technology and the Product Technology;

7.1.3 to the best of its knowledge, except as previously disclosed to Codexis in writing prior to the Effective Date, it has not received a claim from a Third Party alleging that the practice of the Enabling Technology or the Product Technology in the Codexis Field would infringe any patent, copyright, or other intellectual property right of a Third Party; and

7.1.4 it will not during the term of this Agreement violate the covenant in Section 4.2.

7.2 Codexis. Codexis represents and warrants, that:

7.2.1 as of the Effective Date, that it has the right to enter this Agreement, has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and that the execution, delivery, and performance by Codexis of this Agreement will not conflict with or result in any breach of, or constitute a default under, any security agreement, commitment, contract, or other agreement, instrument or undertaking to which Codexis is a party; and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2.2 it will not during the term of this Agreement violate the covenant in Section 4.1.

7.3 Disclaimers. Nothing in this Agreement shall be construed as:

(a) a representation or warranty of either Party as to the validity or scope or enforceability of any Patent Application or Patent licensed under this Agreement;

(b) a representation or warranty of either Party that any Product or Service developed, made, used, sold or marketed or otherwise commercially exploited under any license granted in this Agreement is or will be free from infringement of Patents of Third Parties;

(c) a requirement that either Party file any Patent Application, secure any Patent, or maintain any Patent in force; or

(d) an obligation to bring or prosecute any actions or suits against Third Parties for patent infringement of any Patent licensed under this Agreement.

7.4 No Warranty. Except as expressly provided in this Article 7, THE ENABLING TECHNOLOGY, PRODUCT TECHNOLOGY, KNOW-HOW AND MATERIALS ARE LICENSED TO CODEXIS “AS IS”. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 7, MUS SPECIFICALLY DISCLAIMS ALL WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, WITH REGARD TO THE ENABLING TECHNOLOGY, KNOW-HOW, MATERIALS, IMPROVEMENTS, PRODUCTS AND/OR THE PRODUCT TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY.

7.5 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE FOR ANY LOST REVENUES OR PROFITS OF ANY PERSON OR ENTITY OR ANY OTHER INCIDENTAL, SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8. RIGHT OF NEGOTIATION

8.1 Right of Negotiation. Codexis hereby grants to MUS until the Separation Event a first right of negotiation with regard to any Enzyme Libraries and/or Products developed by Codexis or its Sublicensees as a result of the use or practice of the Enabling Technology and/or related Know-How that have application(s) outside the Codexis Field. Until the Separation Event, Codexis shall notify MUS of such Enzyme Libraries and/or Products prior to their respective first commercial use or sale and, at the request of MUS, the Parties will

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

negotiate in good faith the terms of a license to MUS (or an entity that is then a MUS Affiliate) for the development and commercialization of such Enzyme Library or Product outside the Codexis Field.

8.2 No Agreement. Notwithstanding Section 8.1, if the Parties are unable to reach agreement on the terms of a license within one hundred twenty (120) days of the commencement of such negotiations for the applicable Enzyme Library or Product, Codexis shall have no obligation to grant to MUS or any MUS Affiliate a license with regard to such Enzyme Library or Product.

9. PATENT PROSECUTION

9.1 Enabling Technology.

9.1.1 Intent. The Parties recognize that it is their shared goal to obtain the broadest patent coverage available with regard to the Enabling Technology, consistent with the goal of obtaining patents that are valid and enforceable as against Third Parties. The Parties recognize the value and importance of coordinating the Patent Prosecution (as defined in Section 9.1.2) of Patent Applications and Patents within the Enabling Technology and of MUS’ knowledge, prior experience and expertise with the Patent Prosecution of the Enabling Technology. Codexis acknowledges that there will be multiple licensees of the Enabling Technology and that MUS has the responsibility to determine how to best conduct Patent Prosecution of the Patents within the Enabling Technology for the benefit of all licensees, including Third Parties other than Codexis, and Codexis further acknowledges that such responsibility may affect MUS’ determination whether to undertake a particular act or elect not to undertake any particular action in connection with the Patent Prosecution of a particular Patent Application and/or Patent within the Enabling Technology in any particular instance.

9.1.2 Rights. MUS (or its designee) shall have the right, but not the obligation, to prepare, file and prosecute patent applications within the Enabling Technology and to conduct any interferences, oppositions, re-examinations, reissues or similar proceedings, with respect thereto, and to maintain any patents resulting from the foregoing activities (“Patent Prosecution”). MUS shall keep Codexis reasonably informed with respect to such Patent Prosecution activities, and Codexis may consult with MUS and provide advice to MUS regarding such Patent Prosecution activities, but MUS shall have the right to take such acts in connection therewith as MUS, in its sole discretion, deems appropriate.

9.1.3 Sharing of Prosecution Costs. In partial consideration for the grant of the licenses granted in Section 2.1, Codexis shall pay to MUS amounts for Prosecution Costs incurred after the Effective Date in connection with the activities described in Section 9.1.2 as set forth on Exhibit E hereto.

9.1.4 Opt Out by MUS. If MUS does not wish to conduct Patent Prosecution with regard to any Patent Application or Patent within the Enabling Technology in a particular country, and believes that the conduct of such activities will not have a material adverse effect on other patent applications and/or patents within the Enabling Technology, and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

no Third Party has the right to prosecute the applicable Patent Application or Patent, MUS shall notify Codexis (and any other licensees of such Patent Application or Patent) that Codexis (together with any other interested licensees thereof) may conduct such Patent Prosecution, in MUS’ name. Within thirty (30) days after the date of such notice, Codexis shall notify MUS whether or not Codexis wishes to participate in the conduct of such Patent Prosecution activities in the applicable country(ies) with regard to the applicable Patent Application or Patent. In such event, (i) the prosecuting entity(ies) (i.e., Codexis and any other interested licensees of the Enabling Technology) shall keep MUS fully informed of all actions and decisions made in connection with such Patent Prosecution (including, without limitation, by promptly providing MUS with copies of all correspondence sent to or received from any patent office), (ii) MUS shall have the right to consult and provide advice with respect to such Patent Prosecution activities, and (iii) Codexis and such other prosecuting entities shall be solely responsible for paying the Prosecution Costs for such activities. It is understood and agreed that if MUS believes that the Patent Prosecution of a particular patent application or patent could have a material adverse effect on other patent applications or patents within the Enabling Technology (e.g., due to issues relating to double patenting) that MUS shall have the right to decline to allow Codexis and Third Parties to conduct Patent Prosecution with respect to the subject Patent Application or Patent.

9.1.5 Opt Out By Codexis.

(a) In the event that Codexis does not wish to retain its license rights under this Agreement to any Patent Application or Patent within the Enabling Technology or Product Technology in any country, it shall have the right to terminate its license to such Patent Application and/or Patent with one hundred and twenty (120) days prior written notice to MUS identifying the specific Patent Application(s) and/or Patent(s) (by country or, as applicable, multinational jurisdiction) to which it wishes to relinquish its license. In any such event, as of the effective date of such termination, Codexis’ license to the applicable Patent Applications and Patents shall terminate, shall not be entitled to further consultation and/or information rights as described in Sections 9.1.2 and 9.1.6, with regard to such Patent Applications and/or Patents, and Codexis shall have no obligation to pay Prosecution Costs incurred after the effective date of termination with respect to the applicable Patent Application and/or Patent. Codexis shall remain obligated to pay its share of any Patent Prosecution expenses incurred prior to the applicable effective date of termination.

(b) If MUS wishes to continue to conduct Patent Prosecution with respect to any Patent Application or Patent to which Codexis has relinquished its rights pursuant to Section 9.1.5(a), MUS may do so, at its own expense and in its own name. In any such case, Codexis shall provide MUS with a power of attorney to the extent necessary to conduct such activities.

9.1.6 Information. If Codexis conducts or otherwise participates in any Patent Prosecution activities pursuant to Section 9.1.4, Codexis shall keep MUS fully informed as to the status of such patent matters, including, without limitation, by providing MUS a reasonable opportunity to review and comment on any documents relating to the applicable

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Patent Application or Patent which will be filed in any patent office before such filing, and promptly providing to MUS copies of any material documents relating to applicable Patent Applications or Patents which are received from such patent offices, including notice, without limitation, of all interferences, reissues, reexaminations, oppositions or requests for patent term extensions.

9.2 Product Technology.

9.2.1 Rights. Codexis shall have the initial right, but not the obligation, to conduct Patent Prosecution of Patent Applications and Patents within the Product Technology exclusively licensed to it, unless such Patent Applications and Patents claim methods and/or compositions that have substantial, commercially valuable applications outside the Codexis Field, in which case, MUS shall have the initial right but not the obligation to conduct Patent Prosecution of such Patent Applications and Patents.

9.2.2 Sharing of Prosecution Costs. Codexis shall be responsible for all Prosecution Costs in connection with Patent Prosecution activities described in Section 9.2.1 conducted by or under authority of Codexis. If MUS conducts the Patent Prosecution activities described in Section 9.2.1 with regard to any Patent Applications and Patents that are Product Technology, Codexis shall pay to MUS fifty percent (50%) of the Prosecution Costs incurred by MUS after the Effective Date in connection with such activities. Such amounts will be paid to MUS (or its designee) within forty-five (45) days of an invoice therefore.

9.2.3 Opt Out.

(a) By MUS. If MUS has the right to conduct Patent Prosecution with regard to any Patent Application or Patent in any particular country or, if applicable, multinational jurisdiction, pursuant to this Section 9.2, but does not wish to conduct such activities with regard to any Patent Application or Patent within such country or multinational jurisdiction, as the case may be, it shall notify Codexis (and any other licensees of such Patent Application or Patent), and subject to any Third Party right to prosecute the applicable Patent Application or Patent that was granted prior to the Effective Date, Codexis (and the other licensees) may thereafter notify MUS that such entities wish to conduct such Patent Prosecution activities in the applicable country(ies) with regard to the applicable Patent Application or Patent in MUS’ name. In such event, (i) the prosecuting entity(ies) shall keep MUS fully informed of all actions and decisions made in connection with such Patent Prosecution (including, without limitation, by promptly providing MUS with copies of all correspondence sent to or received from any patent office), (ii) MUS shall have the right to consult and provide advice with respect to such Patent Prosecution activities, and Codexis and such Third Parties shall be solely responsible for paying the Prosecution Costs thereof.

(b) By Codexis. If Codexis has the right to conduct Patent Prosecution with regard to any Patent Application or Patent in any particular country or, if applicable, multinational jurisdiction, pursuant to this Section 9.2, but does not wish to conduct such activities with regard to any Patent Application or Patent within such country or multinational jurisdiction, as the case may be, it shall notify MUS (and any other licensees of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

such Patent Application or Patent), and subject to any Third Party right to prosecute the applicable Patent Application or Patent that was granted prior to the Effective Date, MUS (and the other licensees) may thereafter notify Codexis that such entities wish to conduct such Patent Prosecution activities in the applicable country(ies) with regard to the applicable Patent Application or Patent, and MUS and such Third Parties shall be solely responsible for paying the Prosecution Costs thereof. In such event, Codexis shall have no further license rights under this Agreement with regard to the applicable Patent Applications and/or Patents, shall not be entitled to further consultation and/or information rights as described in Section 9.2.4, with regard to such Patent Applications and/or Patents, and shall have no obligation to pay Prosecution Costs incurred after the effective date of termination with respect to the applicable Patent Application and/or Patent. Codexis shall remain obligated to pay its share of any Patent Prosecution expenses incurred prior to the applicable effective date of termination.

9.2.4 Information. The Party conducting Patent Prosecution activities pursuant to this Section 9.2 shall keep the other Party fully informed as to the status of such patent matters, including, without limitation, by providing the other Party a reasonable opportunity, to review and comment on any documents relating to the applicable Patent Application or Patent which will be filed in any patent office before such filing, and promptly providing the other Party copies of any material documents relating to applicable Patent Applications or Patents which the Party conducting such activities receives from such patent offices, including notice, without limitation, of all interferences, reissues, reexaminations, oppositions or requests for patent term extensions.

9.3 Payments; Interest. All payments due to MUS under this Article 9 shall be paid in U.S. dollars by wire transfer in immediately available funds to a bank account designated by MUS. Any payment or portion thereof that is not paid on the date such payments are due under this Agreement shall bear interest at the lesser of (i) the prime rate as reported by the J.P. Morgan Chase & Co., New York, New York (or its successor) on the date such payment is due, plus an additional two percent (2%), or (ii) the maximum rate permitted by law, in each case, per annum calculated from the first date such payment is delinquent to the date such payment is actually made. This Section 9.3 shall in no way limit any other remedies available for late payment.

9.4 Jointly Owned Patent Applications and Patents.

9.4.1 Joint Activities. If any invention is jointly owned by the Parties (each a “Joint Invention”), the Parties will (except as the Parties may otherwise agree in writing) cooperate to file, prosecute and maintain Patent Applications covering invention(s) jointly owned by the Parties in the United States, the United Kingdom, France and Germany (e.g., through a European Patent Convention application) and Japan (collectively, the “Core Countries”) and other countries or multinational jurisdictions agreed upon in writing by the Parties. The Parties shall agree which Party shall be responsible for conducting such activities with respect to a particular Joint Invention. The Party conducting such activities shall keep the other Party fully informed as to the status of such patent matters, including, without limitation, by providing the other Party a reasonable opportunity, to review and comment on any documents

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

relating to the Joint Invention which will be filed in any patent office before such filing, and promptly providing the other Party copies of any material documents relating to Joint Invention which the Party conducting such activities receives from such patent offices, including notice, without limitation, of all interferences, reissues, reexaminations, oppositions or requests for patent term extensions. Subject to Sections 9.4.2, the Parties will share equally all expenses and fees associated with the filing, prosecution, issuance and maintenance of any Patent Application and resulting Patent for a Joint Invention in the Core Countries and other agreed countries or multinational jurisdictions.

9.4.2 Opt Out. In the event that either Party wishes to seek Patent protection with respect to any Joint Invention outside the Core Countries, it shall notify the other Party hereto. If both Parties wish to seek Patent protection with respect to such Joint Invention in such country or countries, activities shall be subject to Section 9.4.1. If only one Party wishes to seek Patent protection with respect to such Joint Invention in such country or countries, it may conduct Patent Prosecution activities with respect to such Patent Applications and Patents, at its own expense and in its own name. In any such case, the Party declining to participate in such Patent Prosecution activities shall provide the Party that is conducting such activities with a power of attorney to the extent necessary to conduct such activities.

9.5 Improvements. With regard to any Patent Application claiming one or more Improvements, the owner(s) of such Patent Application (or its designee) shall have the exclusive right, but not the obligation, to conduct Patent Prosecution of Patent Applications and Patents, as such owner(s) deem appropriate, at its (their) sole expense, unless such Patent Application claims a Joint Invention, in which event it shall be subject to Section 9.4.

9.6 Separation Event. Within sixty (60) days following the Separation Event, MUS shall provide to Codexis with a written list of all Patent Applications and Patents within the Enabling Technology as of the Separation Event, and Codexis shall provide to MUS a written list of all Patent Applications and Patents within the Codexis Improvements as of the Separation Event. Within thirty (30) days following each of the first three (3) annual anniversaries of the Separation Event, Codexis shall update its written list of Patent Applications and Patents within the Codexis Improvements.

9.7 Common Interest. MUS and Codexis acknowledge that in the course of conducting the activities described in Articles 9 and 10 of this Agreement, the Parties may discuss information related to Patent Applications and Patents and other intellectual property rights of the Parties and their Affiliates and/or of Third Parties, and/or conduct by Third Parties that may constitute infringement of one or more of the patents licensed under this Agreement, and the Parties may wish to review documents and information of the other Party that is protected by the attorney-client privilege and/or the attorney work-product doctrine, and agree that disclosure of such documents and information, in confidence, will further the mutual interests of the Parties. Accordingly, the Parties agree that a community of interest exists between MUS and Codexis as to these matters and therefore the disclosure of privileged information in the conduct of activities pursuant to Articles 9 and 10 of this Agreement shall not constitute a waiver of any such privilege. Each Party will treat all such information received

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

from the other Party under this Agreement that is marked, by the Party to which the privilege runs, as “Confidential” or “Privileged” or “Attorney Work Product,” or in a similar manner to reasonably indicate its protected and confidential nature, and will take precautions to preserve the confidentiality and privilege of said information as if it were its own privileged information or attorney work product.

10. PATENT ENFORCEMENT ACTIONS

10.1 Infringement. If Codexis becomes aware of any actual or potential infringement of any Enabling Technology or Product Technology, or if MUS becomes aware of any actual or potential infringement of any Enabling Technology or Product Technology in the Codexis Field or any declaratory judgment action or similar proceeding with respect to any Patent within the Enabling Technology or Product Technology, then such Party shall promptly notify the other Party in writing of such actual or potential infringement or proceeding, providing an explanation of the basis of its conclusion.

10.2 Enabling Technology.

10.2.1 Intent. The Parties recognize that it is their shared goal to maintain the broadest patent coverage available with regard to the Enabling Technology, consistent with the goal of obtaining patents that are valid and enforceable as against Third Parties. The Parties recognize the value and importance of coordinating the enforcement of Patent Applications and Patents within the Enabling Technology and of MUS’ knowledge, prior experience and expertise with the Patent Prosecution and enforcement of Patent Rights. Codexis hereby acknowledges that there will be multiple licensees of the Enabling Technology and that MUS has the responsibility to determine how to best enforce and defend the Patents within the Enabling Technology for the benefit of all licensees, including Third Parties other than Codexis, and Codexis further acknowledges that such responsibility may affect MUS’ determination whether to enforce particular Patent Applications and Patents within the Enabling Technology in any particular instance.

10.2.2 MUS. As between MUS and Codexis, MUS shall have the initial right, but not the obligation, to enforce and/or defend in any declaratory judgment or similar action, the Patents within Enabling Technology both in and outside of the Codexis Field, except as provided in Section 10.4. Codexis acknowledges that (i) certain patents within the Enabling Technology are and will be owned by Third Parties and, that in some cases, such Third Parties may have retained or may retain the first right, or the sole right to enforce such patents, and (ii) prior to the Effective Date, MUS has granted to Third Parties rights to conduct or participate in the enforcement and/or defense of Patent Applications and/or Patents within the Enabling Technology owned by MUS. In connection with any action brought or defended by MUS pursuant to this Section 10.2.2, MUS shall be responsible for its costs incurred in connection with such actions or proceedings and may retain any recovery obtained in connection therewith.

10.2.3 Codexis. If MUS elects not to pursue an infringement by any Third Party with respect to a patent within the Enabling Technology, and Codexis believes

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

that such infringement would have a material adverse impact on Codexis’ exercise of its rights or practice of its license in the Codexis Field, Codexis may, with notice to MUS, request the right to enforce specific patents within the Enabling Technology against such infringement. Any such request shall contain a detailed factual explanation of (i) the specific patent(s) it believes are/have been infringed, (ii) the basis for its belief that infringement has occurred, and (iii) the material adverse impact(s) that it believes such infringement will/has caused Codexis. MUS shall have one hundred and eighty (180) days from its receipt of the foregoing explanation (and such other information as MUS may reasonably request) to notify Codexis whether it intends to commence an enforcement action against such Third Party. Codexis shall have the right (subject to the consent of owner of the applicable patents if these are not owned by MUS, and subject to any rights granted to a Third Party prior to the Effective Date) to enforce the relevant patents within the Enabling Technology against the Third Party identified by Codexis in the Codexis Field, unless within such one hundred and eighty (180) day period, (A) MUS initiates and diligently pursues steps to abate the alleged such infringement, or (B) MUS notifies Codexis that MUS believes that such enforcement may have a material adverse impact on MUS or one or more other licensees of the Enabling Technology, or (C) MUS notifies Codexis that it disagrees with Codexis’ factual conclusions provided in its notice described above, in which event the matter shall be submitted to a neutral expert for prompt determination, with the expenses of such neutral assessment being shared equally by MUS and Codexis. In the event that Codexis enforces the applicable patent, MUS agrees to cooperate in connection with such action, including by joinder as a party, if required by applicable law. If Codexis enforces the applicable patent, then Codexis shall pay all costs of conducting any such action, and any recovery shall be allocated as agreed by the Parties.

10.3 Product Technology.

10.3.1 Infringement in the Codexis Field.

(a) So long as it retains an exclusive license to the applicable Patent within the Product Technology and such Patent has applications only in the Codexis Field, Codexis shall have the first right but not the obligation to enforce Patents within the Product Technology against any infringements by Third Parties in the Codexis Field and defend any declaratory judgment action. If Codexis fails to initiate a suit to enforce such patent in any jurisdiction against a commercially significant infringement in the Codexis Field within one (1) year of a request by MUS to do so, MUS may initiate suit against such infringement, at its expense. In such event, Codexis agrees to join in such action, if required by applicable law.

(b) If Codexis does not have an exclusive license to the applicable Patent, and/or if such Patent claims inventions having one or more applications outside the Codexis Field, then MUS shall have the first right, but not the obligation, to enforce patents within the Product Technology against any infringements by Third Parties in the Codexis Field and defend any declaratory judgment action with respect thereto. If MUS fails to initiate a suit to enforce such patent in any jurisdiction against a commercially significant infringement in the MUS Field within one (1) year of a request by Codexis to do so, Codexis may initiate suit against such infringement, at its expense. In such event, MUS agrees to join in such action, if required by applicable law.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Notwithstanding Section 10.3.1(b), Codexis acknowledges that (i) certain patents within the Product Technology are and will be owned by Third Parties and, that in some cases, such Third Parties may have retained or may retain the first right, or the sole right to enforce such patents, and (ii) prior to the Effective Date, MUS has granted to Third Parties rights to conduct or participate in the enforcement and/or defense of Patent Applications and/or Patents within the Product Technology owned by MUS.

10.3.2 Infringement Outside the Codexis Field. MUS (or its designee) shall have the right but not the obligation to pursue infringement of Patents within the Product Technology outside the Codexis Field, but shall consult with Codexis before commencing any such suit.

10.3.3 Recoveries. Any recovery by such Party received as a result of any such claim, suit or proceeding brought pursuant to this Section 10.3 shall be used first to reimburse the Party(ies) for all expenses (including attorneys and professional fees) incurred in connection with such claim, suit or proceeding. The remainder shall be divided as follows: (a) in any suit relating primarily to infringement in the Codexis Field, seventy percent (70%) to the Party initiating the suit, and thirty percent (30%) to the other Party, and (b) in any suit primarily relating to infringement outside the Codexis Field, as may be agreed by the Parties in writing.

10.4 Jointly Owned Technology. In the event that any patent that is jointly owned by MUS and Codexis is infringed by a Third Party, Codexis and MUS shall discuss whether, and, if so, how, to enforce or defend such jointly owned Patent in an infringement action, declaratory judgment or other proceeding. In the event only one Party wishes to participate in such proceeding, it shall have the right to proceed alone, at its expense, and may retain any recovery.

10.5 Improvements. The owner of any Patent claiming an Improvement (or its designee) shall have the exclusive right, but not the obligation, to defend and enforce such Patent, at its expense, except as the Parties may otherwise agree in writing.

10.6 General.

10.6.1 Cooperation. In connection with any such claim, suit or proceeding subject to Sections 10.2, 10.3 and/or 10.4, the Parties shall cooperate with each other and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding. At the request and expense of the Party initiating any such claim, suit or proceeding, the other Party agrees to cooperate and join in any such claim, suit or proceeding in the event that under applicable law the other Party is necessary or indispensable to such proceedings or such joinder of such Party is otherwise required by applicable law; provided, however, MUS shall not be obligated to participate as a party or otherwise in any proceeding in which MUS would be in an adversarial relationship with any Maxygen Affiliate or another entity which is a licensee of the Enabling Technology.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.6.2 Settlements; Admissions. Neither Party shall enter into any settlement agreement with any Third Party that would conflict with rights granted to the other Party under this Agreement without the prior written consent of such affected Party, which consent shall not be unreasonably withheld. Neither Party shall enter into any agreement that makes any admission regarding (i) wrongdoing on the part of the other Party, or (ii) the validity/invalidity, enforceability/unenforceability or infringement/absence of infringement of any Patents licensed hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

10.7 Infringement Claims.

10.7.1 Notice; Cooperation. If any claim, suit or proceeding is commenced alleging patent infringement against MUS or Codexis due to the manufacture, use, sale, offer for sale or importation of a Product or provision of a Service, such Party shall promptly notify the other Party hereto. The Parties shall cooperate reasonably with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

10.7.2 MUS Responsibility. If such claim, suit or proceeding subject to this Section 10.7 is based solely on an allegation that the practice of the Enabling Technology infringed a patent owned by a Third Party, then MUS shall have the right and responsibility to conduct the defense of such action, and shall pay the costs of defense of any such action, unless Codexis knew or should have known (through the conduct of reasonable patent and/or literature searches and/or other customary inquiries) of the existence of the enforced Third Party patent prior to the conduct of the allegedly infringing acts.

10.7.3 Codexis Responsibility. If any claim, suit or proceeding subject to this Section 10.7 is not based solely on an allegation that the practice of the Enabling Technology infringed a patent owned by a Third Party, then Codexis shall have the right and responsibility to conduct the defense of such action, and shall pay the costs of defense of any such action.

11. INDEMNIFICATION

11.1 Indemnification by Codexis.

11.1.1 Indemnity Obligation. Codexis agrees to indemnify and hold harmless MUS, and its Affiliates (and with respect to Enabling Technology licensed to MUS by a Third Party, such Third Party) and their respective officers, directors, employees and agents (each a “MUS Indemnitee”) from and against all actions, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and expert fees and costs of litigation) and/or judgments finally awarded and/or entered by a court of competent jurisdiction and/or any amounts paid in settlement that any MUS Indemnitee may suffer as a result of any

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Third Party claims, demands, actions or other proceedings arising out of or in connection with: (i) any practice by Codexis or its Sublicensees of the licenses and rights granted herein to Codexis to the Enabling Technology, Product Technology, Know-How and/or Materials, except as expressly set forth in Section 10.7.2; and/or (ii) any breach of Codexis’ representations and warranties in Section 7.2; and/or (iii) any acts (whether of omission or commission) by Codexis and/or its Sublicensees, relating to the development, manufacture, importation, use, offer for sale, sale and/or other commercial exploitation of any products or services (including, without limitation, Products or Services), including, without limitation, product liability and environmental claims, except, in each case, to the extent due to the negligence or willful misconduct of MUS.

11.1.2 Procedure. If MUS intends to claim indemnification under Section 11.1.1, MUS shall promptly notify Codexis in writing of any claim in respect of any MUS Indemnitee for indemnification, and, except as otherwise expressly provided in this Agreement, Codexis shall have control of the defense and/or settlement thereof using counsel reasonably acceptable to MUS. However, if MUS believes that due to potential conflicts of interest between MUS and Codexis representation of MUS by Codexis’ counsel would be inappropriate (e.g., due to issues relating to the field or scope of the rights licensed to Codexis in this Agreement, and rights licensed to another entity), MUS may select separate counsel and Codexis shall be responsible for the costs of such representation of MUS. Under all other circumstances, MUS may, in its sole discretion, participate in any such proceeding with separate counsel of its choice, at its own expense. The foregoing indemnity obligation shall not apply to amounts paid by MUS in settlement of any claim if such settlement is effected by MUS without the consent of Codexis, which consent shall not be withheld unreasonably. At Codexis’ request and expense, MUS and its employees and agents shall provide reasonable cooperation to Codexis and its legal representatives in the investigation of and preparation for the defense against any action, claim or liability covered by this indemnification. The Indemnitor shall not enter into any settlement or consent to an adverse judgment in any such claim, demand, action or other proceeding that admits wrongdoing on the part of the other Party or its officers, directors, employees and agents, or which imposes additional obligations on the other Party, without the prior express written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

11.2 Indemnification by MUS.

11.2.1 Indemnity_Obligation. MUS agrees to indemnify and hold harmless Codexis, and its Affiliates and their respective officers, directors, employees and agents (each a “Codexis Indemnitee”) from and against all actions, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and expert fees and costs of litigation) and/or judgments finally awarded and/or entered by a court of competent jurisdiction and/or any amounts paid in settlement that any Codexis Indemnitee may suffer as a result of any Third Party claims, demands, actions or other proceedings arising out of or in connection with: (i) any practice by Codexis or its licensees of the licenses and rights granted herein to Codexis with regard to the Enabling Technology, to the extent set forth in Section 10.7.2; and/or (ii) any breach of MUS’ representations and warranties in Section 7.1, and/or (iii) any practice by MUS of the licenses and rights granted MUS to the Codexis Improvements and Assigned Patents, except, in each case, to the extent due to the negligence or willful misconduct of Codexis.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.2.2 Procedure. If Codexis intends to claim indemnification under Section 11.2.1, Codexis shall promptly notify MUS in writing of any claim in respect of any Codexis Indemnitee claim for such indemnification, and, except as otherwise expressly provided in this Agreement, MUS shall have control of the defense and/or settlement thereof using counsel reasonably acceptable to Codexis. Under all other circumstances, Codexis may, in its sole discretion, participate in any such proceeding with separate counsel of its choice, at its own expense. The foregoing indemnity obligation shall not apply to amounts paid by Codexis in settlement of any claim if such settlement is effected by Codexis without the consent of MUS, which consent shall not be withheld unreasonably. At MUS’ request and expense, Codexis and its employees and agents shall provide reasonable cooperation to MUS and its legal representatives in the investigation of and preparation for the defense against any action, claim or liability covered by this indemnification. The Indemnitor shall not enter into any settlement or consent to an adverse judgment in any such claim, demand, action or other proceeding that admits wrongdoing on the part of the other Party or its officers, directors, employees and agents, or which imposes additional obligations on the other Party, without the prior express written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

12. TERMINATION

12.1 Term. This Agreement shall be effective as of the Effective Date and, unless terminated earlier as provided in this Article 12 or as otherwise agreed by the Parties in writing, shall remain in force and effect until the expiration of the last to expire patent within the Enabling Technology and/or the Product Technology. Thereafter, Codexis shall retain a non-exclusive, royalty-free license to the Know-How and Materials transferred by MUS to Codexis for fifty (50) years following the termination or expiration of this Agreement.

12.2 Termination on Business Cessession. Prior to the Separation Event, (i) in the event of a dissolution or liquidation of Codexis, (ii) upon the institution by Codexis of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of debts, (ii) upon the institution of such proceedings against Codexis, which are not dismissed without prejudice or otherwise resolved in Codexis’ favor within sixty (60) days thereafter, (upon Codexis’ making a general assignment for the benefit of its creditors, or (iv) in the event that a substantial portion of Codexis’ assets or the conduct of Codexis’ business shall be substantially encumbered by extraordinary governmental action or by operation of law, MUS may in any of the foregoing circumstances, at its option and in its sole discretion, terminate this Agreement, effective immediately upon giving written notice of termination to Codexis.

12.3 Termination for Failure to Pay Patent Prosecution Expenses. If Codexis fails to timely pay amounts due with respect to Patent Prosecution of any particular Patent Application or Patent owned by MUS more than three times in any three (3) year period, MUS shall have the right with one hundred and eighty (180) days notice to Codexis, to terminate Codexis’ license to such Patent Application or Patent (the “Subject Patent Application or Patent”) and all other Patent Applications and Patents licensed to Codexis hereunder in the same Patent family (i.e., that claim filing priority to the same Patent Application(s) or Patent(s) as the Subject Patent Application or Patent).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.4 Breach of a Third Party Agreement. If Codexis breaches the terms of any Third Party agreement pursuant to which it has license or sublicense rights hereunder, whether by failure to timely pay amounts due under such agreement or otherwise, and after notice from the licensor or MUS of such breach fails to cure such breach within the period for cure provided in the applicable agreement, then MUS shall have the right with thirty (30) days notice to Codexis, to terminate Codexis’ license or sublicense, as the case may be, granted hereunder to all Patent Applications and Patents, Know-How and/or Materials covered by such agreement.

12.5 Effect of Termination.

12.5.1 Rights and Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability that, at the time of such termination, has already accrued or that is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

12.5.2 Licenses. In the event of any termination of this Agreement pursuant to Section 12.2, Codexis’ license(s) shall terminate concurrently.

12.6 Survival. The provisions of Sections 2.5, 2.6, 2.7, 2.11, 3.1, 3.2, 3.3, 7.5, 9.4, 10.7, 12.5 and 12.6, and Articles 4, 6, 11, 13 and 14 shall survive the expiration or termination of this Agreement for any reason.

13. DISPUTE RESOLUTION

13.1 Mediation. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the Parties agree first to try in good faith to settle the dispute by mediation before resorting legal action.

13.2 Jurisdiction; Venue. All disputes arising out of this Agreement (except any dispute relating to the infringement, validity or enforceability of any patent subject to this Agreement) shall be subject to the exclusive jurisdiction and venue of the California state courts of San Mateo County (or, if there is federal jurisdiction, the United States District Court for the Northern District of California), and the Parties hereby irrevocably consent to the personal jurisdiction of and venue in such courts.

13.3 Legal Expenses. The prevailing Party (if any is determined by the finder of fact) in any legal action brought by one Party against the other shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorneys’ and expert fees and expenses.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14. MISCELLANEOUS

14.1 Governing Law. This Agreement (and any dispute relating to its construction, performance and/or breach) shall be governed by the laws of the State of California, without reference to conflicts of laws principles of that State or of any other jurisdiction.

14.2 Notices. Any notice provided under this Agreement by one Party to the other Party shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one day after sending when sent by internationally recognized express mail service (such as Federal Express or DHL), or (iii) five (5) days after sending when sent by regular mail, and in each case sent to the other Party at its address indicated below:

In the case of MUS:

Maxygen, Inc.

515 Galveston Drive

Redwood City, CA 94063

Attn: General Counsel

In the case of Codexis:

Codexis, Inc.

515 Galveston Drive

Redwood City, CA 94063

Attn: President

or to such other address as MUS or Codexis shall have last designated to the other by written notice in accordance with this Section 14.2.

14.3 Independent Contractors. This Agreement does not create or imply a principal agent, employer, employee, partnership, joint venture, or any other relationship except that of independent contractors between the Parties, and neither Party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder.

14.4 Non-Waiver. The failure or delay of either Party at any time to require performance by the other Party of any provision hereof shall not affect in any way, or act as a waiver of, the right to require such other Party to perform in accordance with this Agreement at any other time, nor shall the waiver of either Party of a breach of a provision of this Agreement be held or taken to be a waiver of the provision itself or any previous or subsequent breach thereof. No waiver shall be binding unless in writing.

14.5 Severability: Partial Invalidity. If any provision of this Agreement is held to be invalid in whole or in part by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect. The Parties agree to renegotiate in good faith any provision held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect originally intended by the Parties.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.6 Assignment. Prior to a Separation Event, Codexis may not assign this Agreement or any of its rights nor delegate or transfer any of its obligations hereunder without the prior express written consent of MUS, which consent MUS shall not be obligated to give. After a Separation Event, Codexis may upon notice to MUS assign this Agreement to a Third Party in connection with a merger, sale of all or substantially all of its assets, or other corporate reorganization of Codexis. MUS may assign this Agreement and its rights and obligations under this Agreement, without restriction. Any purported assignment not expressly permitted by this Section 14.6 shall be null and void. Subject to the above restrictions, this Agreement shall inure to the benefit of and bind the successors and assigns of the Parties.

14.7 Export Control. In exercising its rights under this Agreement, each Party agrees to comply strictly and fully with all export controls imposed, by any country or organization or nations within whose jurisdiction the Party operates or does business. Each Party agrees not to export or permit exportation of any software products or any related technical data or any direct product of any related technical data, related to or serving as a component of the Products, without complying with the export control laws in the relevant jurisdiction. In particular, the Parties acknowledge that they are subject to United States laws and regulations controlling the export of products or technical information. Codexis agrees that it will not export, directly or indirectly, any technical information acquired under this Agreement or any Products using such technical information to any country for which the United States government or agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

14.8 Further Assurances. At any time or from time to time on and after the date of this Agreement, either Party shall at the request of the other Party (i) deliver to the requesting Party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

14.9 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, act of terrorism, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers (including, without limitation, energy suppliers), or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party and the nonperforming Party has exerted reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.10 No Implied Rights. Only the rights granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other rights shall be created by implication, estoppel or otherwise.

14.11 No Third Party Rights. This Agreement has been entered for the benefit of the Parties and, except as expressly set forth herein or as otherwise may be agreed in writing by the Parties, is not intended to benefit any Third Party.

14.12 Entire Agreement; Modification. This Agreement, including its Exhibits which are incorporated by reference herein, together with the Services Agreement, Patent Assignment Agreement, Trademark Agreement and Stock Issuance and Asset Contribution Agreement, contains the Parties’ entire understanding with respect to the subject matter hereof. There are no promises, covenants or undertakings, oral or written, other than those set forth herein with respect to the subject matter hereof, and neither Party is relying upon any representations or warranties except as set forth herein. This Agreement may not be modified except by a writing signed by both Parties.

14.13 Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MAXYGEN, INC.		CODEXIS, INC.

By:	/s/ Russell J. Howard	By:	/s/ Alan Shaw
Name:	Russell J. Howard	Name:	Alan Shaw
Title:	CEO	Title:	President

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

DETECTION AND RESEARCH REAGENT FIELD

“Detection and Research Reagent Field” means making, having made, using, and selling of reagents, instruments, and services for the diagnostics and research supply markets, only as follows: (1) clinical and diagnostic tests, including those conducted to identify genetic disease predisposition, genetic or other disease conditions, and infectious or pathogenic agents, as well as those conducted for other medical, agricultural or veterinary purposes; (2) tests for analytical/bioanalytical purposes, including those conducted for biomedical, chemical, or medical research or treatment purposes, for environmental purposes, and for forensic purposes, including paternity, maternity, or identity tests; and (3) sequencing and sequence analysis of nucleic acids or other biological polymers for any purpose.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

ENABLING TECHNOLOGY

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C

EXCLUDED TECHNOLOGY

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D

CODEXIS PRODUCT TECHNOLOGY

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E

PROSECUTION COSTS FOR ENABLING TECHNOLOGY

In partial consideration for the grant of the licenses granted in Section 2.1 of the Agreement, Codexis shall pay to MUS [*] of the Prosecution Costs incurred after the Effective Date with regard to Enabling Technology. However, during the period until the fourth anniversary of the Effective Date, such payments to MUS shall not exceed the amounts below:

Maximum Prosecution Costs for Enabling Technology
First 12 months after Effective Date	$575,000
Next 12 months after Effective Date	$625,000
Next 12 months after Effective Date	$675,000
Next 12 months after Effective Date	$750,000

The applicable amounts will be paid to MUS (or its designee) within forty-five (45) days of an invoice therefor.

Prior to the fourth anniversary of the Effective Date, Codexis and MUS shall negotiate and agree in writing on the amounts Codexis will pay to MUS for Prosecution Costs with regard to the Enabling Technology after the fourth anniversary of the Effective Date. However, unless otherwise agreed by Codexis and MUS, in any calendar year such payments shall not exceed the aggregate amount due to MUS for Prosecution Costs for Enabling Technology for the 12 month period from the third anniversary of the Effective Date until the fourth anniversary of the Effective Date.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.